Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 4, 2006, in the Registration Statement and related Prospectus of IXI Mobile Inc. for the registration of 25,537,913 Shares of its Common Stock and 1,100,000 Warrants.

/s/ Kost Forer Gabbay & Kaiserer
Kost Forer Gabbay & Kaiserer
       A memeber of Ernst & Young Global